Exhibit 99.1
Codex DNA Reports Fourth Quarter and Full Year 2021 Financial Results and Provides 2022 Guidance

SAN DIEGO – March 22, 2022 – Codex DNA, Inc. (Nasdaq: DNAY), a pioneer in automated benchtop synthetic biology systems, today reported financial results for the fourth quarter and year ended December 31, 2021 and provided financial guidance for 2022.

“Codex DNA’s first year as a publicly traded company was successful and productive, as we achieved significant financial and operational objectives,” said Todd R. Nelson, PhD, CEO of Codex DNA. “We also took a number of critical steps in the fourth quarter to lay the foundation for the next phase of our growth, which included signing a substantial early access collaboration and licensing agreement with Pfizer, closing a highly strategic acquisition of Eton Bioscience and achieving outstanding progress in our innovative enzymatic DNA synthesis program. I am grateful for the incredible efforts of our entire team who is working tirelessly to deliver on our commitments to drive long-term growth and create value for all stakeholders.”

Recent Highlights
Continued to execute in all areas of our growth strategy:
•Increased total revenue by 59% over prior year period
•Signed early access collaboration and licensing agreement with Pfizer for SOLA enzymatic DNA synthesis technology
•Expanded catalog of COVID-19 tools with release of full-length synthetic genome for SARS-CoV-2 Omicron Variant, which can be used by researchers in development of therapies, vaccines and new diagnostics to help in the fight against the COVID-19 pandemic
•Announced collaboration with RNAimmune to optimize future mRNA synthesis and delivery kits
•Closed the acquisition of Eton Bioscience

Progressed in our research and development programs:
•Achieved important milestones in our SOLA enzymatic DNA synthesis program, including synthesis of full length H1 and N1 genes from the Influenza A virus, which are approximately 1,800 base pairs (bp) and 1,500bp in length, respectively
•Successfully built full-length genes, mRNA and protein starting from DNA generated using our SOLA enzymatic DNA synthesis technology with our BioXp instrumentation

Strengthened organization to support future growth:
•Entered into a lease agreement for future office and laboratory space, supporting the future growth of our organization and enabling efficient and centralized operations
•Recruited key talent throughout the organization, including more than 30 employees hired in the fourth quarter

Fourth Quarter 2021 Financial Results
•Revenue was $3.1 million for the fourth quarter 2021, a 59% increase from $1.9 million for the same period in the prior year. This growth was primarily driven by product sales from new product introductions. Royalties and other revenue also grew due to an increase in revenue related to the licensing of our products and collaborations.
•Cost of revenue for the fourth quarter 2021 was $2.2 million, compared to $1.0 million for the same period in the prior year. The increase of $1.2 million was primarily driven by increased sales, resulting in higher raw material costs associated with reagents sales and biofoundry services, shipping and logistics costs and increased personnel and departmental expenses.

Exhibit 99.1
•Operating expenses were $13.0 million for the fourth quarter 2021, compared to $6.1 million for the same period in the prior year. This increase was driven by headcount expansion across our business, primarily in our commercial, research and development and general and administrative organizations. Other expense increases were related to professional services, R&D material costs, facility costs and insurance costs.
•Net loss was $12.5 million for the fourth quarter 2021, compared to $5.6 million in the same period in the prior year. Net loss per share was $0.43 for the fourth quarter of 2021, compared to $1.12 for the corresponding prior year period.
•Cash and cash equivalents were $82.8 million as of December 31, 2021. In addition, the Company has approximately $14.7 million of debt outstanding as of December 31, 2021.

Fiscal 2022 Financial Guidance
“Looking ahead, we are investing for the future and expect strong financial results in 2022, with growth in our core BioXp business, new product launches, and meaningful contributions from our recently announced collaboration agreement with Pfizer,” said Jennifer McNealey, Codex DNA’s Chief Financial Officer.

For the full year 2022, Codex DNA provided the following initial financial guidance:
•Total Revenue in the range of $19 to $21 million
•Gross margin is expected to be in the range of low to mid forty percent
•Operating expenses are expected to be approximately $70 million, driven by investments in R&D to accelerate launch of the Company’s BioXp Oligo printer and SOLA enzymatic DNA Synthesis program. R&D expense is expected to be approximately $31 million

Webcast and Conference Call Information
Company management will host a conference call today, Tuesday, March 22, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Codex DNA’s website at www.codexdna.com. The conference call can be accessed by dialing (888) 705-0127 (domestic) or +1 (409) 937-8880 (international) and referring to conference ID 9998693. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on Codex DNA’s website for 30 days.

About Codex DNA
Codex DNA is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Codex DNA is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp™ system consolidates, automates and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Codex DNA is a public company based in San Diego. For more information, visit codexdna.com.

Codex DNA, the Codex DNA logo, Gibson Assembly, and BioXp are trademarks of Codex DNA Inc.

Exhibit 99.1
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding Codex DNA’s financial guidance, growth of operations and customer base, progress made on achieving corporate goals, the future release of products and services and the success of the acquisition of Eton Bioscience and collaboration with Pfizer. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond Codex DNA’s control, include risks described in Codex DNA’s public filings, specifically the section entitled Risk Factors and elsewhere in its annual Report on Form 10-K, which is anticipated to be filed with the Securities and Exchange Commission on March 23, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Codex DNA disclaims any obligation to update these forward-looking statements.

Exhibit 99.1

Codex DNA, Inc.
Selected Statements of Operations Financial Data
(in thousands, except per share amounts)

	(unaudited)			
	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2021	2020	2021	2020
Revenue:				
Product sales	$ 2,363	$ 1,411	$ 8,462	$ 5,131
Royalties and other revenue	715	526	2,581	1,445
Total revenue	3,078	1,937	11,043	6,576
Cost of revenue	2,196	1,018	6,744	2,951
Gross Profit	882	919	4,299	3,625
Operating expenses:				
Research and development	5,331	2,662	14,548	8,925
Sales and marketing	3,015	2,173	10,896	6,931
General and administrative	4,633	1,254	14,229	4,130
Total operating expenses	12,979	6,089	39,673	19,986
Loss from operations	(12,097)	(5,170)	(35,374)	(16,361)
Interest expense, net	(368)	(188)	(1,369)	(690)
Change in fair value of derivative liabilities	11	(225)	(1,521)	(880)
Loss on extinguishment of debt	—	—	(618)	—
Other income (expense), net	(33)	3	(62)	(74)
Provision for income taxes	(4)	(3)	(14)	(5)
Net loss and comprehensive loss	$ (12,491)	$ (5,583)	$ (38,958)	$ (18,010)
Net loss per share, basic and diluted	$ (0.43)	$ (1.12)	$ (2.14)	$ (3.60)
Weighted average common shares used to compute net loss per share, basic and diluted	29,312,629	5,004,802	18,222,495	5,001,538

Contact:
Richard Lepke
Director of Investor Relations
(619) 840-5392
RichardL@codexdna.com